Exhibit 10.1

November 21, 2016

Gregory W. Scott

36 Bridge One Ln.

Point Pleasant, PA 18950

Dear Greg:

On behalf of Adeptus Health Inc. (the “Company”), I am pleased to extend this offer of employment to you for the interim position of Chief Executive Officer.  You will perform such duties as are normally associated with this position and such other duties as are assigned to you from time to time by the Board of Directors of the Company (the “Board”).  You will be reporting to the Board.

This letter summarizes the initial terms of your employment with the Company.

Starting Date.  You will commence your employment with the Company on November 7, 2016.

Base Salary. Your salary will be at the rate of $46,153.85 bi-weekly, which equates to $100,000 on a monthly basis, payable subject to standard federal and state payroll withholding requirements in accordance with the Company’s standard payroll practices.  As a salaried, exempt employee, you will be expected to work your normal business hours and additional hours as required by your job duties, and you will not be paid overtime pay.

Restricted Stock.  You have been granted 35,377 shares of the Restricted Stock of the Company pursuant to the Amended and Restated Adeptus Health Inc. 2014 Omnibus Incentive Plan (the “Plan”) and the Restricted Stock Agreement and related Restricted Stock Grant Notice (the “Restricted Shares”).  The Restricted Shares will vest in accordance with the vesting schedule set forth in the Restricted Stock Grant Notice.  You agree to execute the Restricted Stock Agreement and the related Restricted Stock Grant Notice to finalize the parties’ agreement as to the Restricted Shares.

Benefits.  You will be eligible to participate on the same basis as similarly situated employees in the Company’s benefit plans in effect from time to time during your employment.  All matters of eligibility for coverage or benefits under any benefit plan shall be determined in accordance with the provisions of such plan.  In the event your employment with the Company ends for any reason, you will not be paid for any accrued but unused vacation or paid time off except as required by applicable state law or the Company’s policies.  The Company reserves the right to change, alter, or terminate any benefit plan in its sole discretion.

2941 Lake Vista Dr., Lewisville, Texas 75067

At-Will Employment.  The Company is an “at will” employer.  This means your employment is not for any definite period of time, and either you or the Company may terminate such employment at any time with or without cause and with or without advance notice.  Nothing in this offer letter or told to you during your employment should be interpreted as a guarantee of continued employment.  Rather, the at-will nature of the employment relationship may only be modified by an express written agreement approved by the Board.

Interim Position.  This is a temporary position beginning on November 7, 2016, and continuing until the date that a new Chief Executive Officer commences employment with the Company (the “Position Termination Date”), unless terminated prior thereto by either you or the Company.  If your employment does not terminate prior thereto, your position will automatically expire as of the Position Termination Date, unless the Company gives you written notice of its intent to extend your temporary appointment or offer you a regular position. The decision to extend your temporary appointment or offer you a regular position will be made by the Company in its sole discretion. You and the Company expressly agree that your appointment does not in any way limit the right of either you or the Company to terminate your employment at any time for any reason.  In the event your employment terminates for any reason, you will not receive any compensation or benefits after your last day of employment except as provided pursuant to the terms of any benefit plan or Company policy in which you are eligible to participate.

Confidential Information.  Other than in the performance of your duties, during the period of your employment with the Company and thereafter, you shall keep secret and retain in strictest confidence, and shall not, without the prior written consent of the Company, furnish, make available or disclose to any third party or use for the benefit of you or any third party, any Confidential Information.  As used in this Agreement, “Confidential Information” shall mean any information relating to the business or affairs of the Company, including, but not limited to, any technical or non-technical data, formulae, compilations, programs, devices, methods, techniques, designs, processes, procedures, improvements, models, manuals, financial data, acquisition strategies and information, information relating to operating procedures and marketing strategies, and any other proprietary information used by the Company in connection with its business, irrespective of its form; provided, however, that Confidential Information shall not include any information which is in the public domain or becomes known in the industry through no wrongful act on the part of you.  You acknowledge that the Confidential Information is vital, sensitive, confidential and proprietary to the Company.  Notwithstanding the foregoing, it is understood that, at all such times, you are free (a) to use information that is generally known in the trade or industry through no breach of this letter agreement or other act or omission by you, (b) to report possible violations of federal securities laws to the appropriate government enforcing agency and make such other disclosures that are expressly protected under such laws, or (c) to respond to inquiries from, or otherwise cooperate with, any governmental or regulatory investigation.

Defend Trade Secrets Act.  Pursuant to the Defend Trade Secrets Act of 2016, you acknowledge that you will not have criminal or civil liability under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

In addition, if you file a lawsuit for retaliation by the Company for reporting a suspected violation of law, you may disclose the trade secret to your attorney and may use the trade secret information in the court proceeding, if you (X) file any document containing the trade secret under seal and (Y) do not disclose the trade secret, except pursuant to court order.

Inventions and Discoveries.  You understand and agrees that all inventions, discoveries, ideas, improvements, whether patentable, copyrightable or not, pertaining to the business of the Company or relating to the Company’s actual or demonstrably anticipated research, development or inventions (collectively, “Inventions and Discoveries”) that result from any work performed by you solely or jointly with others for the Company which you, solely or jointly with others, conceives, develops, or reduces to practice during the course of your employment with the Company, are the sole and exclusive property of the Company.  You will promptly disclose all such matters to the Company and will assist the Company in obtaining legal rights in Inventions and Discoveries.  You hereby assign, on your behalf and on behalf of your executors, legal representatives and assignees, the Inventions and Discoveries to the Company, its successors and assigns.

YOU AND THE COMPANY ACKNOWLEDGE AND AGREE THAT THIS SECTION SHALL NOT APPLY TO AN INVENTION OF YOURS FOR WHICH NO EQUIPMENT, SUPPLIES, FACILITY OR TRADE SECRET INFORMATION OF THE COMPANY WAS USED AND WHICH WAS DEVELOPED ENTIRELY ON YOUR PERSONAL TIME, UNLESS (A) THE INVENTION RELATED (I) TO THE BUSINESS OF THE COMPANY OR (II) TO THE COMPANY’S ACTUAL OR DEMONSTRABLY ANTICIPATED RESEARCH OR DEVELOPMENT, OR (B) THE INVENTION RESULTS FROM ANY WORK PERFORMED BY YOU FOR THE COMPANY.  YOU AND THE COMPANY FURTHER ACKNOWLEDGE AND AGREE THAT THIS SECTION SHALL NOT APPLY TO ANY INVENTIONS OR WORK PRODUCT DEVELOPED OR VESTED BY YOU PRIOR TO THE DATE YOU COMMENCED EMPLOYMENT WITH THE COMPANY.

No Conflict and Third Party Information.  By accepting the Company’s offer of employment, you represent that you are free to accept this position and fully perform the duties of the position without breaching any other agreement or contract to which you are or may be bound, including any existing or previous employment agreement or non-competition agreement.  You agree not to bring to the Company or use in the performance of your responsibilities at the Company any materials or documents of a former employer that are not generally available to the public, unless you have obtained express written authorization from the former employer for their possession and use.  You also agree to honor all obligations to former employers during your employment with the Company.

By signing this letter, you acknowledge that the terms described in this letter set forth the entire understanding between us and supersede any prior representations or agreements, whether written or oral; there are no terms, conditions, representations, warranties or covenants other than those contained herein.  Except as stated in this letter, no term or provision of this letter may be amended waived, released, discharged or modified except in writing, signed by you and an authorized officer of the Company.

This offer is contingent upon your compliance with the Immigration Reform and Control Act of 1986.

Please indicate your acceptance of this offer of employment by signing and dating below, and returning to the Company this signed offer letter.

We look forward to having you join the Company team and anticipate that this will be a mutually beneficial relationship.  If you have any questions, please feel free to give us a call.

Sincerely,

ADEPTUS HEALTH INC.

/s/ Graham B. Cherrington
Name: Graham B. Cherrington
Title: President & Chief Operating Officer

AGREED AND ACCEPTED:

November 22, 2016	/s/ Gregory W. Scott
Date	Gregory W. Scott